                               [SASM&F Letterhead]


                              March 8, 2000


Sycamore Networks, Inc.
10 Elizabeth Drive
Chelmsford, Massachusetts  01854



          Re:  Sycamore Networks, Inc.
               Registration on Form S-1
               ------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Sycamore Networks, Inc., a Delaware corporation (the "Company"), in connection with the public offering by the Company and certain selling stockholders of the Company (the "Selling Stockholders") of up to 17,250,000 shares (the "Shares") of the Company's Common Stock, par value $.001 per share (the "Common Stock"). Of the Shares, up to 14,644,707 shares of Common Stock (the "Primary Shares") are being sold by the Company, including up to 2,250,000 shares of Common Stock subject to an over-allotment option, and 2,605,203 shares of Common Stock (the "Secondary Shares") are being sold by the Selling Stockholders.

          This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

          In connection with this opinion, we have exam ined originals or copies, certified or otherwise identi fied to our satisfaction, of (i) the Company's Registra tion Statement on Form S-1 (File No. 333-30630) as filed with the Securities and Exchange Commission (the "Commis sion") on February 17, 2000 under the Act, and Amendment No. 1 thereto, as filed with the Commission under the Securities Act on February 28, 2000 and Amendment No. 2 thereto, as filed with the Commission under the Securities

Sycamore Networks, Inc.
March 8, 2000
Page 2

Act on March 9, 2000 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"); (ii) the form of the Under writing Agreement (the "Underwriting Agreement") proposed to be entered into between the Company, as issuer, the Selling Stockholders and Morgan Stanley & Co. Incorpo rated, Credit Suisse First Boston, Lehman Brothers Inc., J.P. Morgan Securities Inc., Dain Rauscher Incorporated, FleetBoston Robertson Stephens Inc. and Thomas Weisel Partners LLC, as underwriters (the "Underwriters"), filed as an exhibit to the Registration Statement; (iii) a specimen certificate representing the Common Stock; (iv) the Certificate of Incorporation of the Company, as presently in effect; (v) the By-Laws of the Company, as presently in effect; (vi) certain resolutions of the Board of Directors of the Company relating to the origi nal issuance of the Secondary Shares and certain stock and other records of the Company relating thereto; and
(vii) certain resolutions of the Board of Directors of the Company and drafts of certain resolutions (the "Draft Resolutions") of the Pricing Committee of the Board of Directors of the Company (the "Pricing Committee"), in each case relating to the issuance and sale of the Pri mary Shares and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certifi cates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the origi nals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such

Sycamore Networks, Inc.
March 8, 2000
Page 3


parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently estab lished or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

          In connection with our opinion set forth in paragraph 2 below, insofar as it relates to receipt by the Company of full payment upon the original issuance of the Secondary Shares, we have relied solely on the repre sentations contained in the officer's certificate at tached as Exhibit A hereto. In connection with such opinion we have also assumed that the certificates repre senting the Secondary Shares were manually signed by one of the authorized officers of the Transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and conform to the specimen thereof examined by us.

          Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.

          Based upon and subject to the foregoing, we are of the opinion that:

          1. When (i) the Registration Statement be comes effective; (ii) the Draft Resolutions have been adopted by the Pricing Committee of the Board of Direc tors; (iii) the price at which the Primary Shares are to be sold to the Underwriters pursuant to the Underwriting Agreement and other matters relating to the issuance and sale of the Primary Shares have been approved by the Pricing Committee of the Board of Directors in accordance with the Draft Resolutions;
(iv) the Underwriting Agree ment has been duly executed and delivered; and (v) certificates representing the Primary Shares in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Common Stock as contemplated by the Underwriting Agreement, the issuance

Sycamore Networks, Inc.
March 8, 2000
Page 4


and sale of the Primary Shares will have been duly autho rized, and the Primary Shares will be validly issued, fully paid and nonassessable.

          2. The original issuance and sale of the Secondary Shares has been duly authorized, and such Secondary Shares are validly issued, fully paid and nonassessable shares of Common Stock.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                Very truly yours,


               [Skadden, Arps, Slate, Meagher & Flom]